September 1, 2025

Senti Biosciences, Inc.
Two Corporate Drive
South San Francisco, CA 94080
Attention: Rob Cutler

Re: Sublease Amendment and GeneFab Work

Dear Rob:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain First Amendment to Sublease Agreement dated September 1, 2025 (the “Sublease Amendment”) entered into by and between Senti Biosciences, Inc., a Delaware corporation (“Senti”), and GeneFab, LLC, a Delaware limited liability company (“GeneFab” and collectively, with Senti, the “Parties”), which amends that certain Sublease Agreement dated August 7, 2023 (collectively with the Sublease Amendment, as may be further amended, the “Sublease”) between the Parties, relating to the reduction of the square footage of the subleased premises, modification of the rents and related terms. All capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to such term in the Sublease.

In connection with the Sublease Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Outstanding Rent. As described in Section 2(b)(i) of the Sublease Amendment, GeneFab owes as unpaid Base Rent an amount equal to $1,374,005 (the “Outstanding Rent”) to Senti. GeneFab shall have the right to repay the Outstanding Rent, or any portion thereof, in the form of a cash prepayment credit (the “Outstanding Rent Prepayment Credit”) for the purpose of applying the Outstanding Rent Prepayment Credit towards the payment of certain work or services (the “GeneFab Work”) performed or to be performed by GeneFab for Senti’s benefit, pursuant to a separate business arrangement between Subtenant and Sublandlord (such business arrangement, the “Work Agreement”). The GeneFab Work shall be performed in accordance with the scope of work and terms and conditions set forth in the Work Agreement. Senti shall have the right to access the Outstanding Rent Prepayment Credit as of the effective date of this Letter Agreement. If GeneFab has not repaid the full amount of the Outstanding Rent Prepayment Credit either in cash or as a cash repayment credit by September 1, 2026, it shall repay the remainder of the Outstanding Rent Prepayment Credit in immediately available funds to Senti on such date.

2.     $2MM Amount. As described in Section 2(e)(i) of the Sublease Amendment, Prime Landlord has the right to draw down on the existing Letter of Credit in the amount of $2,000,000 (the “$2MM Amount”). As consideration for Senti’s agreement to allow Prime Landlord to draw down on the Letter of Credit, Senti shall have the right to access the $2MM Amount, or any portion thereof, in the form of a cash prepayment credit (the “$2MM Prepayment Credit” and collectively with the Outstanding Rent Prepayment Credit, the “Prepayment Credit”) for the purpose of applying the $2MM Prepayment Credit towards the GeneFab Work pursuant to the Work Agreement. Senti shall have the right to access the $2MM Prepayment Credit commencing September 1, 2026.

3.     Release. As of the date of this Letter Agreement, the Parties acknowledge and agree that GeneFab shall be deemed to have paid the Outstanding Rent to Senti in full, notwithstanding that Senti may not yet have accessed the entire amount of the Prepayment Credit as of such date. If GeneFab fails to fulfill its obligations hereunder with respect to the Outstanding Rent, such failure shall, immediately upon its occurrence, be deemed an Event of Default under the Sublease and Senti shall have all the rights afforded to it under the Sublease with respect to such Event of Default. Moreover, if GeneFab fails to fulfill its obligations under Section 2 hereof, such failure shall also be deemed an Event of Default under the Sublease and Senti shall have all the rights afforded to it under the Sublease with respect to such Event of Default.

4.     Entire Agreement; Modification. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

5.     Assignment; Binding Nature. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. This Letter Agreement shall be binding on the Parties and each of their respective successors, heirs and assigns and permitted transferees.

6.     Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

7.     Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and sent in accordance with the notice provisions in the Sublease.

8.     Termination. This Letter Agreement shall terminate on the date on which Senti has accessed the entire Prepayment Credit pursuant to the terms herein.

[Signature Page Follows]

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Sincerely,

GENEFAB, LLC,
a Delaware limited liability company
By:	/s/ Philip Janmin Lee
	Name:	Philip Janmin Lee
	Title:	Chief Executive Officer

Acknowledged and Agreed:

SENTI BIOSCIENCES, INC.
a Delaware corporation
By:	/s/ Tim Lu, M.D., Ph.D.
	Name:	Tim Lu, M.D., Ph.D.
	Title:	Chief Executive Officer

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